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                                                                    Exhibit 99.1

Tuesday May 21, 8:23 am Eastern Time

Press Release

SOURCE: Caring Products International, Inc.

Caring Products International, Inc. Acquires USDR Global Aerospace, Ltd.

DELAWARE--(BUSINESS WIRE)--May 21, 2002--Caring Products International, Inc. (OTCBB: CPRD) is pleased to announce that, pursuant to a share exchange
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agreement, it has acquired 100% ownership of USDR Global Aerospace, Ltd.
("USDRGA"), a privately-held company. To acquire USDRGA, Caring Products issued 20,000,000 restricted, unregistered shares of its common stock, which resulted in a change of control of CPRD. The existing officers and directors of Caring Products have resigned, and the officers and directors of USDRGA will be the new officers and directors of Caring Products. As soon as practical, Caring Products will change its name to USDR Global Aerospace and will commence trading on the OTCBB under a new symbol.

USDRGA owns certain intellectual property rights and patents pending relating to a proprietary cockpit security door, which is known as the Guardian(TM) Anti-Ballistic Panel Cockpit Security Door ("Guardian(TM) Door"). The Guardian(TM) Door was developed with the intent to comply with the requirement, promulgated by the Federal Aviation Administration ("FAA") in the aftermath of the September 11 terrorists attacks, that all U.S.-registered commercial transport airlines must install a reinforced cockpit door, such as the Guardian(TM) Door, by April 9, 2003. There are currently approximately 6,500 U.S.-registered commercial transport-type aircraft that will need to have a reinforced cockpit door installed by the 2003 deadline in order to meet the FAA regulation.

The Guardian(TM) Door is made of a lightweight, anti-ballistic panel designed specifically for aerospace applications. Subject to its receipt of the necessary supplemental type certificate ("STC") from the FAA, USDRGA intends to manufacture and sell the Guardian(TM) Door to the aerospace and defense industries. A STC is a certificate issued when an applicant has received FAA approval to modify an aircraft from its original design. The STC approves not only the modification but also how that modification affects the original design. USDRGA anticipates that its Guardian(TM) Door will be the first reinforced cockpit door to receive an STC from the FAA, which is expected in June/July 2002.

The statements in this news release contain forward-looking information and statements, which may involve certain risks, assumptions and uncertainties, including the inability to secure the necessary STC from the FAA, the lack of acceptance of the company's products by its customers and prospects, the inability to secure necessary product sales and the inability to obtain necessary substantial additional capital to manufacture and market its product and otherwise implement its business plan. In each case, actual results may differ materially from such forward-looking statements. Neither Caring Products nor USDRGA undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

Contact:

   ECON Investor Relations Inc.
   Dawn Van Zant, 866/386-8380
   dvanzant@investorideas.com
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     or
   USDR Global Aerospace
   Gaddy Wells, 817/563-3125
   mgwells@usa.com
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